Exhibit 23.1

Hamilton, Rabinovitz & Alschuler, Inc.
Policy, Financial & Management Consultants

CONSENT OF HAMILTON, RABINOVITZ & ALSCHULER, INC.

Hamilion, Rabinovitz & Alschuler, Inc. (“HR&A”) hereby consents to the incorporation by reference in this Registration Statement on Form S-4 of the form and context in which HR&A is named in American Standard Companies 1nc.’s Annual Report (Form 10-K) for the year ended December 31, 2004. HR&A does not authorize or cause the filing of this Registration Statement on Form S-4 and does not make or purport to make any statement other than as reflected in the Annual Report.

HAMILTON, RABINOVITZ & ALSCHULER, INC.

May 10, 2005